KIRKLAND’S NAMES NICOLE STRAIN EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

NASHVILLE, Tenn. (July 1, 2019) — Kirkland’s, Inc. (NASDAQ: KIRK) today announced that it has named Nicole Strain Executive Vice President and Chief Financial Officer, effective June 27, 2019. She has served as Kirkland’s Interim Chief Financial Officer since May 2017.
“I am delighted to welcome Nicole as Chief Financial Officer,” said Woody Woodward, Kirkland’s Chief Executive Officer. “Nicole has done an outstanding job in her role as Interim CFO, and after an exhaustive search with strong candidates from a variety of backgrounds, the board concluded that Nicole has the broad financial experience and relevant industry knowledge that can best serve Kirkland’s as we transform the business.”
“Nicole has been deeply involved in the current strategic initiatives we are implementing to broaden our product reach, expand BOPIS and improve our supply chain efficiency,” continued Mr. Woodward. “I’m confident that her passion for excellence will help us further accelerate efforts to improve the customer experience and advance our business improvement initiatives.”
Prior to her appointment as Interim Chief Financial Officer, Strain served as Controller from November 2016 to April 2017. Prior to joining Kirkland’s, she served as the Vice President of Finance and Principal Accounting Officer for Logan’s Roadhouse, Inc., a Nashville-based restaurant company, from 2005 through July 2015. While at Logan’s, she also served as the Interim Chief Financial Officer and Principal Financial Officer.
About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 431 stores in 37 states as well as an e-commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, furniture, art, fragrance and accessories, ornamental wall décor, decorative accessories, mirrors, lamps, textiles, artificial floral products, gifts, housewares, outdoor living items, frames and clocks.  The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 29, 2019 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.